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Exhibit 99.1

PRESS RELEASE                                      Source: MIV Therapeutics Inc.

MIV THERAPEUTICS INC. AND SAGAX MEDICAL TECHNOLOGIES INC. SIGN LETTER OF INTENT FOR NEXT-GENERATION EMBOLIC-PROTECTION TECHNOLOGY
Tuesday February 22, 5:39 pm ET

VANCOUVER, Feb. 22 /PRNewswire-FirstCall/ - MIV Therapeutics Inc., (OTCBB: MIVT
- News) and SagaX Medical Technologies Inc. (SagaX), announced today that they have entered into a letter of intent regarding SagaX' next generation embolic-protection technology for stroke patients. The parties hope to negotiate and execute definitive agreements regarding the transaction within the next few weeks.

Led by Dr. Dov Shimon , SagaX Inc. is developing a proprietary filter with stent in the aorta to prevent stroke from emboli. Stent is a small metal scaffold inserted into the artery, emboli are blood clots that are formed in the heart and travel in the blood stream. They are a major cause for strokes the third most common cause of death and the most common cause of disability.


"MIVT looks forward to working with SagaX to conclude this agreement and making this new technology available to medical practitioners in many major world markets," said Alan Lindsay, MIV Therapeutics President and Chief Executive Officer. "With the addition of this technology, MIVT will be favorably poised to enter the lucrative field of endovascular/interventional products which include advanced neuro-interventional clinical applications. The MIVT technology portfolio will be further enriched by the acquisition of related intellectual property developed by SagaX."


About MIV Therapeutics


MIV Therapeutics is developing a next generation line of advanced biocompatible coatings for passive and drug-eluting application on cardiovascular stents and other implantable medical devices. MIVT's ultra-thin coating has been derived from a unique biocompatible material called Hydroxyapatite (HAp) that has been shown to significantly inhibit the body's inflammatory response and the problem of restenosis associated with implanted medical devices. Hydroxyapatite is a biocompatible, porous material that makes up the bone mineral and the matrix of teeth. It is widely used as a bone substitute material and for coating implantable fixation devices in orthopedic, dental and other applications. A Collaborative Research Agreement (CRA) between MIVT and the University of British Columbia received a research and development grant from the Natural Sciences and Engineering Research Council of Canada (NSERC) in 2002 for the additional development of Hydroxyapatite as a drug eluting coating. MIVT's ultra-thin coating formulation is designed primarily to protect surrounding tissue from the chemical interaction of metal stents. The Company has progressed to the next development stage, which is expected to finalize the drug-eluting research and development program.


Please visit www.mivtherapeutics.com for more information.

    Investor Inquiries:
    Dan Savino
    Investor Relations, MIV Therapeutics
    Ph: 1-800-221-5108 ex.16
    Fax: (604) 301-9546
    Email: dsavino@mivi.ca

    Product inquiries and business opportunities:
    Arc Rajtar
    arajtar@mivi.ca
    (604) 301-9545 ext 22


Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as "believe", "will", "breakthrough", "significant", "indicated", "feel", "revolutionary", "should", "ideal", "extremely" and "excited". These statements are made under "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's recent Form 10-K and Form 10-Qs, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

    Copyright (C) 2004 MIV Therapeutics Inc. All rights reserved.


    --------------------------------
    Source: MIV Therapeutics Inc.


Source: MIV Therapeutics Inc.